                           [FORM OF CUSTODIAN AGREEMENT]


                  This CUSTODIAN AGREEMENT dated as of this 26th day of October, 1999, by and between The Bank of New York, a New York banking corporation (the "CUSTODIAN"), and DECS Trust VI (such trust and the trustees thereof acting in their capacity as such being referred to herein as the "TRUST"), a statutory business trust organized under the Business Trust Act of the State of Delaware pursuant to a Declaration of Trust dated as of October 22,1999 (as it may be amended and restated from time to time, the "TRUST AGREEMENT").

                                   WITNESSETH

                  WHEREAS the Trust is a non-diversified, closed-end management investment company, as defined in the Investment Company Act of 1940 (the "INVESTMENT COMPANY ACT"), formed to purchase and hold certain U.S. Treasury securities (the "TREASURY SECURITIES"), to enter into and hold forward purchase contracts with one or more existing shareholders of [ ] (individually, a "CONTRACT" and collectively, the "CONTRACTS"), to hold security for the performance of such selling shareholders of their obligations under the Contracts pursuant to related collateral agreements (the "COLLATERAL AGREEMENTS") and to issue DECS in accordance with the terms and conditions of the Trust Agreement;

                  WHEREAS the Trustees desire to engage the services of the Custodian to perform certain custodial duties for the Trust; and

                  WHEREAS the Custodian is qualified and willing to assume such duties on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

              1. DEFINITIONS. Capitalized terms not otherwise defined herein shall have the respective meanings specified in the Trust Agreement.

              2. APPOINTMENT OF CUSTODIAN; TRANSFER OF ASSETS. The Trust hereby constitutes and appoints the Custodian, and the Custodian accepts such appointment, as agent of the Trust and as custodian of all of the property, including but not limited to, the Contracts, the Treasury Securities, the Temporary Investments, any cash and any other property at any time owned or held by the Trust (other than Pledged Items (as defined in the Collateral Agreements) held by the Collateral Agent thereunder) (collectively, the "ASSETS"). The Trust hereby deposits the Assets owned by the Trust on the date hereof with the Custodian and the Custodian hereby accepts such Assets into its custody, and the Trust shall deliver to the Custodian all additional Assets, including all monies, securities and other property, received by the Trust at any time during the period of this Agreement, subject to the following terms and conditions. The Custodian hereby agrees that it shall hold the Assets in a segregated custody account, separate and distinct from all other accounts, in accordance with
Section 17(f) of, and in such manner as shall constitute the segregation and holding in trust within the meaning of, the Investment Company Act and the rules and regulations thereunder. The Trust authorizes the Custodian, for any Assets held hereunder, to use the services of any United States securities depository permitted to perform such services for registered investment companies and their custodians under Rule 17f-4 under the Investment Company Act and which have been approved by the Trust, including but not limited to, The Depository Trust Company and the Federal Reserve Book Entry System. The Custodian shall be under no duty or obligation to inspect, review or examine any Assets to determine that they are genuine, enforceable, or appropriate for the represented purpose or that they are other than what they purport to be on their face.

              3. ASSET DISPOSITION; EXAMINATIONS. The Custodian shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of the Assets, except pursuant to a written direction in accordance with paragraph 4 below and then only for the account of the Trust. The Assets shall be subject to no lien or charge of any kind in favor of the Custodian for itself or for any other Person claiming through the Custodian. The Custodian shall permit actual examination of the Assets by the Trust's independent public accountant at the end of each annual and semi-annual fiscal period of the Trust and at least one other time during the fiscal year of the Trust chosen by such independent public accountant and shall permit the inspection of the Assets by the Commission through its employees or agents during the normal business hours of the Custodian upon reasonable request.

              4. AUTHORIZED ACTIONS. The Custodian shall take such actions with respect to the Assets as directed in writing by any Trustee or by any officer of the Administrator as may be received by the Custodian from time to time.

              5. CUSTODIAN'S ACTIONS TAKEN IN GOOD FAITH. In connection with the performance of its duties under this Agreement, the Custodian shall have no duties or obligations other than those specifically set forth herein or in the Trust Agreement or as may subsequently be agreed in writing by the parties hereto and shall be under no liability to the Trust or any Holder for any action taken in good faith in reliance on any paper, order, certification, list, demand request, consent, affidavit, notice, opinion, direction, endorsement, assignment, resolution, draft or other document, prima facie properly executed, or for the disposition of the Assets pursuant to the Trust Agreement or in respect of any action taken or suffered under the Trust Agreement in good faith, in accordance with an opinion of counsel or at the direction of the Trustees pursuant hereto; provided that this provision shall not protect the Custodian against any liability to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. Notwithstanding any other provision of this Agreement, the Custodian shall under no circumstances be liable for any punitive, exemplary, indirect or consequential damages.

              6. TRUST AGREEMENT VALIDITY, The Custodian shall not be responsible for the validity or sufficiency of the Trust Agreement or the due execution thereof, or for the form, character, genuineness, sufficiency, value or validity of any of the Assets and the Custodian shall in no event assume or incur any liability, duty or obligation to any Holder or to the Trustees, other than as expressly provided herein. The Custodian shall not be responsible for or in respect of the validity of any signature by or on behalf of the Trustees.

              7. LITIGATION OBLIGATIONS, COSTS AND INDEMNITY. The Custodian shall not be under any obligation to appear in, prosecute or defend any action which in its opinion may involve it in expense or liability, unless it shall be furnished with such reasonable security and indemnity against such expense or liability as it may require, and any pecuniary costs of the Custodian from such actions shall be expenses which are reimbursable pursuant to paragraph 13 hereof.

              8. TAXES; TRUST EXPENSES. In no event shall the Custodian be personally liable for any taxes or other governmental charges imposed upon or in respect of the Assets or upon the monies, securities or other properties included therein. The Custodian shall be reimbursed and indemnified by the Trust for all such taxes and charges, for any tax or charge imposed against the Trust and for any expenses, including counsel fees, interest, penalties and additions to tax which the Custodian may sustain or incur with respect to such taxes or charges.

              9. CUSTODIAN RESIGNATION, SUCCESSION. (a) The Custodian may resign by executing an instrument in writing resigning as Custodian and delivering the same to the Trustees, not less than 60 days before the date specified in such instrument when, subject to clause (b) of this paragraph 9, such resignation is to take effect. Upon receiving such notice of resignation, the Trustees shall use their reasonable efforts promptly to appoint a successor Custodian in the manner and meeting the qualifications provided in the Trust Agreement, by written instrument or instruments delivered to the resigning Custodian and the successor Custodian.

              (b) In case no successor Custodian shall have been appointed within 30 days after notice of resignation has been received by the Trustees, the resigning Custodian may forthwith apply to a court of competent jurisdiction for the appointment of a successor Custodian. Such court may thereupon, after such notice, if any, as it may deem proper and prescribed, appoint a successor Custodian.

              10. CUSTODIAN REMOVAL. The Trust may remove the Custodian upon 60 days' prior written notice to the Custodian and appoint a successor Custodian. In case at any time the Custodian shall not meet the requirements set forth in the Trust Agreement or shall become incapable of acting or if a court having jurisdiction shall enter a decree or order for relief in respect of the Custodian in an involuntary case, or the Custodian shall commence a voluntary case, under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or any receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for the Custodian or for any substantial part of its property shall be appointed, or the Custodian shall make any general assignment for the benefit of creditors, or shall generally fail to pay its debts as they become due, the Trust may remove the Custodian immediately and appoint a successor Custodian. The termination of the Administration Agreement or the Paying Agent Agreement shall cause the removal of the Custodian simultaneously therewith.

              11. TRANSFERS TO SUCCESSOR CUSTODIAN. Upon the request of any successor Custodian, the Custodian hereunder shall, upon payment of all amounts due it, execute and deliver an instrument acknowledged by it transferring to such successor Custodian all the rights and powers of the retiring Custodian; and the retiring Custodian shall transfer, deliver and pay over to the successor Custodian the Assets at the time held by it hereunder, if any, together with all necessary instruments of transfer and assignment or other documents properly executed necessary to effect such transfer and such of the records or copies thereof maintained by the retiring Custodian in the administration hereof as may be requested by the successor Custodian, and shall thereupon be discharged from all duties and responsibilities hereunder. Any resignation or removal of the Custodian shall become effective upon such acceptance of appointment by the successor Custodian. The indemnification of the resigning Custodian provided for hereunder shall survive any resignation, discharge or removal of the Custodian hereunder.

              12. CUSTODIAN MERGER, CONSOLIDATION. Any corporation into which the Custodian may be merged or convened or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Custodian shall be a party, shall be the successor Custodian hereunder and under the Trust Agreement without the execution or filing of any paper, instrument or further act to be done on the part of the parties hereto or thereto, provided that such corporation meets the requirements set forth in the Trust Agreement.

              13. COMPENSATION; EXPENSES. The Custodian shall receive compensation for performing the usual, ordinary, normal and securing services under this Custodian Agreement and, with the prior written approval of the Trust, reimbursement for any and all expenses and disbursements incurred hereunder, as provided in Section 3.1 of the Administration Agreement.

              14. SECTION 17(F) QUALIFICATION. The Custodian hereby represents that it is qualified to act as a custodian under Section 17(f) of the Investment Company Act.

              15. CUSTODIAN'S LIMITED LIABILITY. The Trust shall indemnify and hold the Custodian harmless from and against any loss, damages, cost or expense (including the costs of investigation, preparation for and defense of legal and/or administrative proceedings related to a claim against it and reasonable attorneys' fees and disbursements), liability or claim incurred by reason of any inaccuracy in information furnished to the Custodian by the Trustees, or any act or omission in the course of, connected with or arising out of any services to be rendered hereunder, provided that the Custodian shall not be indemnified and held harmless from and against any such loss, damages, cost, expense, liability or claim arising from its willful misfeasance, bad faith or gross negligence in the performance of its duties, or its reckless disregard of its duties and obligations hereunder. Neither the Federal Reserve Book Entry System nor the Depository Trust Company shall be deemed to be agents of the Custodian.

              16. RIGHTS OF SET-OFF; BANKER'S LIEN. The Custodian hereby waives all rights of set-off or banker's lien it may have with respect to the Assets held by it as Custodian hereunder.

              17. TERMINATION. This Agreement shall terminate upon the earlier of the termination of the Trust or the appointment of a successor Custodian.

              18. CHOICE OF LAW. This Agreement is executed and delivered in the State of New York, and all laws or rules of construction of the State of New York shall govern the right of the parties hereto and the interpretation of the provisions hereof.

              19. NOTICES. Any notice to be given to the Trust hereunder shall be in writing and shall be duly given if mailed or delivered to DECS Trust VI, c/o Alan Rifkin, Salomon Smith

Barney Inc., 390 Greenwich Street, New York, New York 10013, Tel. (212) 723-7325, Fax, (212) 723-8874, and to the Custodian if mailed or delivered to The Bank of New York, 101 Barclay Street, Floor 12E, New York, New York 10286,
Attention: Betty Cocozza, Tel.: (212) 815-5366, Fax: (212) 815-7157 or at such other address as shall be specified by the addressee to the other party hereto in writing.

              20. NO THIRD PARTY BENEFICIARIES. Nothing herein, express or implied, shall give to any Person, other than the Trust, the Custodian and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

              21. AMENDMENTS; TRUST AGREEMENT CHANGES; WAIVER. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. The Trustees shall notify the Custodian of any change in the Trust Agreement prior to the effective date of any such change. Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

              22. COUNTERPARTS. This Agreement may be signed in any number of counterparts with all counterparts constituting one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                           DECS TRUST VI



                                           By:______________________________
                                               Donald J. Puglisi
                                               as Trustee



                                           THE BANK OF NEW YORK



                                           By:______________________________
                                               Name:
                                               Title: